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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

        COMPX REPORTS FOURTH QUARTER AND FULL YEAR 2002 OPERATING RESULTS

Dallas, TEXAS ... February 13, 2003 ... CompX International Inc. (NYSE: CIX) announced today net sales for the fourth quarter of 2002 of $47.7 million and net loss of $1.8 million compared to net sales of $47.0 million and net loss of $1.4 million for the comparable 2001 period. Fourth quarter 2002 loss per diluted share was $0.12 as compared to fourth quarter 2001 loss per diluted share of $0.09.

The following items impacted CompX's results in the fourth quarter 2002:

     o a $1.6 million pre-tax charge related to the previously disclosed retooling of our Byron Center, Michigan precision slide facility ($0.07 per diluted share, net of income tax benefit). Approximately $1.0 million of the expense was non-cash in nature relating to the disposal of fixed assets and was recorded as other expense. The remaining $600,000, recorded as cost of goods sold, related to the cost of moving and installing machinery and equipment as well as the disposal of obsolete inventory; and

     o $1.9 million in pre-tax charges, recorded as cost of goods sold, primarily for various changes in estimates with respect to obsolete and slow-moving inventory, inventory overhead absorption rates and other items ($0.08 per diluted share, net of income tax benefit).

Additionally, fourth quarter 2002 earnings were positively impacted by an amount equal to $0.03 per diluted share from the elimination of goodwill amortization. Net loss in the fourth quarter of 2002 was negatively impacted by an increase in the effective income tax rate primarily as a result of lower income levels and an increased proportion of foreign sourced dividend income taxed at a higher effective tax rate.

For comparability purposes, the following items impacted CompX's results in the fourth quarter 2001:

     o a $2.7 million pre-tax charge related to the restructuring of the European production operations ($0.10 per diluted share, net of income tax benefit);

     o    a  $2.2  million   pre-tax  gain  recorded  as  other  income  on  the
          sale/leaseback of the production facility located in Maastricht, the Netherlands ($0.08 per diluted share, net of income taxes); and

     o $3.0 million in pre-tax charges, primarily recorded as cost of goods sold, for changes in estimates with respect to reserves related to obsolete and slow-moving inventory and other items ($0.11 per diluted share, net of income tax benefit).

Net sales for the year-ended December 31, 2002 were $196.1 million compared to $211.4 million for the prior year. Net income for the full year 2002 was $638,000, or $0.04 per diluted share, compared to $7.1 million, or $0.47 per diluted share, for the full year 2001.

On January 22, 2003, CompX signed a new $47.5 million three year secured credit agreement to replace a prior credit facility. The Company currently has $32.0 million of debt outstanding under the credit agreement.

"2002 was a challenging year for CompX as a result of weak overall economic and industry specific conditions," commented David A. Bowers, President & CEO. "We commenced several cost control initiatives during the year in response to continuing soft market demand. We expect to see the full impact of these initiatives phased into operating results in the first part of 2003. One of the more significant projects completed was the retooling of our Byron Center, Michigan precision slide facility. We expect to achieve significant operating efficiencies at the facility as a result of the retooling through the rationalization of our precision slide product family. Our precision slide results in 2002 were also negatively impacted by substantial increases in steel prices during the year, and action has been taken to attempt to recover these cost increases in the marketplace during the first quarter of 2003 by increasing selling prices."

Mr. Bowers continued, "We have recently finalized a plan to consolidate our two Kitchener, Ontario plants into a single facility. Substantial completion of this initiative is expected during the second quarter of 2003. Expenses relating to this consolidation are expected to primarily consist of the cost to move machinery and equipment and are not anticipated to include a significant net cost for the disposal of fixed assets. Other rationalization evaluations associated with previously acquired facilities are also under review. These other evaluations could result in additional charges for asset impairment and other costs in future quarters. The new credit agreement, along with a strong balance sheet, places the Company in a favorable position to make the cost structure changes necessary to maintain and improve profitability in this challenging economic environment and beyond."

The CompX Security Products segment experienced a 4% increase in net sales in the fourth quarter of 2002 over the same quarter last year. Net sales for the full year 2002 for this segment were comparable to the prior year. Performance in this segment continues to be a strong contributor due in part to the broad scope of markets served with our various lock products.

Net sales for the CompX Waterloo/Regout segment in the fourth quarter of 2002 were flat in comparison to the prior year. Net sales for the full year 2002 for this segment declined by 11% over last year as customers in the prime market for this segment, the office furniture industry, continued to struggle with dramatically lower demand for their products, and accordingly for our components.

Mr. Bowers concluded, "During the past two years, we have experienced an extremely difficult market picture and at the same time we have continued to absorb acquisitions made in 1998 and 1999. Actions being taken are eliminating duplicate product lines and excess capacity. We are optimistic that these moves, along with necessary personnel reductions, have put us in a position for the coming year to more effectively concentrate on both new product and new customer opportunities that will result in returning the company to improved profitability."

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise. CompX's 2002 results are subject to completion of an audit and the filing of its 2002 Annual Report on Form 10-K.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                   Year ended
                                                   December 31,                     December 31,
                                                2001             2002            2001           2002
                                              ------------------------        ------------------------


Net sales                                     $  47.0          $  47.7        $  211.4        $ 196.1

Cost of goods sold                               40.8             41.9           167.9          163.2
                                              ------------------------        -----------------------

Gross profit                                      6.2              5.8            43.5           32.9

Selling, general and administrative               7.3              6.0            28.3           26.7

Restructuring                                     2.7              -               2.7            -
                                              ------------------------        -----------------------

Operating income (loss)                          (3.8)            (0.2)           12.5            6.2

Interest expense                                 (0.6)            (0.3)           (2.9)          (1.9)

Other income (expense)                            0.2             (0.9)            1.1           (0.9)

Gain on sale of Maastricht facility               2.2              -               2.2            -
                                              ------------------------        -----------------------

Income (loss) before income taxes                (2.0)            (1.4)           12.9            3.4

Income tax expense                               (0.6)             0.4             5.8            2.8
                                              ------------------------        -----------------------

Net income (loss)                             $  (1.4)         $  (1.8)       $    7.1        $   0.6
                                              =========================       =======================


Net income (loss) per
  diluted common share                        $ (0.09)         $ (0.12)       $   0.47        $  0.04
                                              =========================       =======================

Weighted average diluted common
  shares outstanding                             15.1             15.1            15.2           15.1
                                              ========================        =======================